Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	May 22, 2008

NW NATURAL ELECTS NEW BOARD CHAIRMAN, ANNOUNCES SUCCESSION PLAN FOR TOP EXECUTIVE

Portland, Ore. – The Board of Directors of Northwest Natural Gas Company (NYSE: NWN), dba NW Natural, today announced the election of Russell F. Tromley as board chairman, effective immediately. Tromley succeeds Richard G. Reiten, who retired after serving two separate terms as board chairman, most recently since 2006.

“Russ Tromley’s leadership as a key member of the board for the past 14 years and the business experience he brings from his own enterprises will serve the company well,” said Reiten. Most recently, Tromley chaired the board’s Organization and Executive Compensation Committee.

“I appreciate the trust placed in me and I look forward to serving as chair of this very talented and experienced board,” Tromley said.

The board also announced that Mark S. Dodson, chief executive officer, will retire at the end of 2008. Gregg S. Kantor, president and chief operating officer, has been identified as his successor.

“Mark’s vision, wisdom and leadership have delivered some of the most impressive financial and strategic accomplishments in the company’s history. He and his team have positioned NW Natural for great things,” Reiten said.

Dodson became NW Natural’s CEO in January 2003 after serving as president and COO, as well as a previous term as general counsel. He will continue to serve on the board after retiring at the end of this year.

“It is a privilege to serve as CEO of a company with a 149-year history of strong business and community leadership,” Dodson said. “The changes announced today reflect NW Natural’s legacy of ensuring it has the talent and expertise to lead it successfully into the future.”

Kantor was appointed president and COO in May 2007 after serving earlier terms at NW Natural as executive vice president, senior vice president and vice president.

Dodson said, “Gregg has shown employees, officers and the board that he has the vision, operational understanding and strength to lead NW Natural through the transitions we can expect in the coming years. He will move into the role just in time to help the company celebrate its 150th anniversary.”

“I am honored to follow in the footsteps of Mark Dodson, and the other exceptional leaders of NW Natural’s past, whose contributions have strengthened the company and the community,” Kantor said. “NW Natural has tremendous opportunities ahead, and it has employees with the skills and commitment to turn those opportunities into reality. It is a great privilege to lead their efforts.”

Kantor has a masters degree from the University of Oregon in urban planning and an undergraduate degree in environmental studies from the University of California, Santa Barbara. He is married to Diane Kantor. They reside in Portland and have two children.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and serves about 655,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest and is one of the fastest-growing local distribution companies in the nation. NW Natural has more than $2 billion in total assets, which includes more than 16 billion cubic feet (Bcf) of underground gas storage capacity within its service territory at Mist, Ore. For more information about NW Natural, please visit nwnatural.com.

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Contacts: NW Natural

Bob Hess, 800-226-4211 Ext. 2388 or 503-220-2388 (Investors)

Email: Bob.Hess@nwnatural.com

or

Steve Sechrist, 800-226-4211 Ext. 3517 or 503-220-2594 (Media)

Email: Steve.Sechrist@nwnatural.com